Registration Statement No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MED-EMERG INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Province of Ontario, Canada	3842	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6711 Mississauga Road, Suite 404
Mississauga, Ontario L5N 2W3 Canada
(905) 858-1368
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Mr. Ramesh Zacharias
Chief Executive Officer
Med-Emerg International Inc.
6711 Mississauga Road, Suite 404
Mississauga, Ontario L5N 2W3 Canada
(905) 858-1368
(Name, Address Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)

Copies to:
Arthur Marcus, Esq.
Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
600 Lexington Avenue, 9th Floor
New York, N.Y. 10022
(212) 752-9700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule  415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule  462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule  434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Number of Shares To Be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Offering Price(3)	Amount of Registration Fee
Common stock, no par value	68,018,048	$0.28	$19,045,053.44	$2,241.60

(1)	Includes (i) 39,360,272 shares of common stock issued as part of an equity financing in June 2004 (the “Financing”); (ii) 9,348,000 shares of common stock issued to 1245841 Ontario Inc., an entity which is 50% owned by our Chief Executive Officer, as part of the Financing and of such shares 4,348,000 were subsequently transferred to 1619271 Ontario Ltd.; (iii) 13,518,750 shares of common stock underlying warrants; and (iv) 5,075,000 shares of common stock underlying stock options.
(2)	This registration statement also covers an indeterminate number of common shares that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended.
(3)	Pursuant to Rule 457(c), estimated solely for purposes of calculating the registration fee and based on the last sale price of our common stock as reported on the Over-the-Counter Bulletin Board (“OTCBB”) on May 27, 2005.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 31, 2005

PROSPECTUS

68,018,048 Shares of Common Stock

of

MED-EMERG INTERNATIONAL, INC.

We are registering our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders, however, we may receive up to $9,410,875 if all of the common stock purchase warrants and options are exercised for cash.

Our common stock and common stock purchase warrants are traded on the OTCBB under the symbols “MDER” and “MDERW”, respectively. On May 27, 2005, the last reported sale price of our common stock and warrants on the OTCBB was $0.28 and $0.17, respectively.

The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, or on the OTCBB, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders.

References in this prospectus to $ are to United States dollars. Canadian dollars are indicated by the symbol cdn$.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 5 for a discussion of certain factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June __, 2005

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You should rely only on information contained or incorporated by reference in this prospectus or any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information from that contained or incorporated in this prospectus.

You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date or other than the date on the front of this prospectus or any prospectus supplement or the dates of the documents incorporated by reference.

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as anticipates, expects, intends, forecasts, plans, believes, seeks, estimates, may, will, and similar expressions identify forward-looking statements. These statements include comments regarding: Changes in business and economic conditions, competition with healthcare providers, timing and receipt of government approvals and availability of external financing.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

• unexpected changes in business and economic conditions;
• changes in interest and currency exchange rates;
• economic and market conditions;
• provincial laws regarding the corporate practice of medicine;
• exposure to professional liability;
• changes in relationships with our independent contractors;
• joint venture relationships;
• political or economic instability, either globally or in the countries in which we operate;
• local and community impacts and issues;
• timing of receipt of government approvals;
• competitive factors, including competition with healthcare service providers;
• availability of external financing at reasonable rates or at all; and
• the factors discussed in this prospectus under the heading Risk Factors.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement.

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THE COMPANY

Med-Emerg International Inc. is a Canadian Company (OTCBB.MDER.OB) founded in 1983 by Dr. Ramesh Zacharias in response to a shortage of emergency physicians in rural Ontario hospitals.

Based in Ontario, Canada, we are a provider of a broad range of quality healthcare management services. We specialize in the coordination and contract staffing of emergency room physicians and nurses for hospitals in Canada. Though emergency-related services are still an important component of our business, we have expanded to offer a wide variety of medical services including non-hospital staffing, healthcare staffing, the recruitment and staffing of various healthcare professionals to fulfill a contract with the Department of National Defense (“DND”), contracts with leading pharmaceutical companies, to provide infusion services to patients and a range of healthcare consulting services.

The Canadian healthcare system faces continuous challenges on several fronts. Demand for more complex services from an ageing population, the capital and human resource requirements of new lifesaving technology and the need to retrofit existing ageing facilities all place strain on the system. The situation is exacerbated by burn-out in the workplace caused by declining enrollments in health professions and increased levels of retirement by the existing practitioners. The increasing severity of the condition now manifests itself in daily headlines announcing long waiting lists for elective surgery, shortages of family physicians and the government’s struggle to keep pace with the ever increasing costs of a publicly funded, universally available healthcare system.

We currently retain more than 385 professional staff including physicians, dentists, pharmacists, nurses and other categories of regulated health professionals who provide clinical services to:

—	rural and urban hospitals including academic teaching centers;
—	long-term care facilities;
—	correctional facilities; and
—	mental health facilities.

In addition to its staffing business, we provide intravenous infusion services for pharmaceutical companies in conveniently located community-based clinics in Ontario and chronic pain management services through three clinic locations in Ontario.

With over 2,500 healthcare providers in our roster, we have built our reputation and infrastructure in recruiting and retaining professionals from across Canada. The recent equity investment from a group of Canadian and International investors provides an international recruiting presence and capability to our Canadian healthcare operations.

We are positioned to build on our industry leadership by providing integrated professional management services in the delivery of healthcare to the healthcare consumer. Our operations are divided into three units: Staffing Solutions, Medical Services and Healthcare Consulting Services.

STAFFING SOLUTIONS

Hospitals have increasingly turned to third-party experts to advise on improvements to the management of their professional medical staff and specific clinical departments, to better control costs, and to assist hospitals in meeting their healthcare coverage needs and obligations to patients who are indigent, uninsured or unassigned to a referring physician. We provide ER physician staffing services to approximately 30 healthcare facilities in Ontario, Manitoba and Nova Scotia. These are a mix of rural and urban facilities including tertiary care centers. In 1991 we introduced registered nurses into our staffing mix when we developed a cost-effective model for the Lester B. Pearson International Airport utilizing “expanded role” registered nurses. We went on to launch a business devoted entirely to the provision of emergency trained registered nurses to hospitals in 1997. In 2003 the provision of registered nurses peaked at about 15,000 hours per month, during the SARS crisis. Recent changes by the Ontario government have affected nurse staffing practices, consequently, nurse staffing has diminished significantly. In 2004 we introduced Primary Health Care Nurse Practitioners to our mix of healthcare providers in hospitals.

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In addition to hospital staffing, we have experience in providing unique integrated staffing solutions in other healthcare settings. In 1996, we were approached by the Whitby Mental Health Centre to recruit primary care physicians to augment their existing resources. Upon a review of the patient population, the nature of the cases being treated, and the total cost of the current system, we pioneered an integrated health care model combining Primary Care Physicians with Primary Care Nurse Practitioners, becoming the first organization to introduce Nurse Practitioners into a mental health setting. The program, now operational for nine years, has received high satisfaction ratings from both staff and patients. Recently, in recognition of this program, Whitby Mental Health was the recipient of the ACE award from the Ministry of Health for Innovation in Health Care Delivery Design. In June 2002, the Centre for Addiction and Mental Health awarded Med-Emerg a similar contract for primary care services.

During the 1990’s, we were retained by Correction Services Canada (CSC) to deliver healthcare staffing services compliant with provincial and community standards, while dealing with the constraints inherent to a corrections environment. Between 1991 and 1996, we provided services to the Kingston Penitentiary, Warkworth Institution, the Kingston Regional Treatment Centre, Millhaven Penitentiary and the Bath Institute. Our responsibilities in these institutions included:

•	the performance of examinations and assessments of the physical well-being of the inmates;

•	the determination of appropriate specialist back-up and consultation;

•	the arrangement of medical services outside of the institutional environment;

•	the initiation of preventative health programs; and

•	the prescription of medications.

In delivering these services, we were cognizant of cost and safety controls related to patient transfers and we were instrumental in the development of on-site specialist coverage and consultation. During our tenure we developed and taught a comprehensive nursing program to the Warkworth Institution and the Kingston Penitentiary. The program included the development of an education program, to be taught by professional experienced teachers, relevant teaching methodologies and the ability to add additional teaching components. On July 15, 2002 we were awarded the after-hours physician contract to all thirteen (13) Federal Corrections Facilities in the Province of Ontario. Currently, we continue to provide on-call services to these institutions.

MEDICAL SERVICES

The healthcare field continues to grow faster than most sectors of the North American economy. This growth is fueled, in part, by the pharmaceutical industry and the products of their vast R&D initiatives.

Over the last few years, we have added two new services to our product offering: infusion services and chronic pain management services. Both are the by-product of developments in the pharmaceutical industry.

In March 2001, we entered into an agreement with Schering-Plough Canada to become a coordinator for the community-based infusion of Remicade™, in Ontario. This multi-year contract capitalizes on our access to clinics for the treatment of patients with disabling rheumatoid arthritis and Crohn’s disease. We have established 20 infusion sites to-date and we plan to open additional sites as demand grows. It is expected that this unit will deliver over 6,000 infusions in the current year. This unit continues to look for new clients to add to its roster, thereby expanding the number of infusion-based and injection-based drug therapies available to consumers.

Our pain management service, operating under the name: CPM Health Centres, was launched in November, 2004, with the acquisition of the Scarborough Pain Clinic. We have since opened two additional locations in the Greater Toronto Area. Working with our base of emergency room doctors, we developed and implemented a training regimen to expand the supply of healthcare professionals that are technically competent to treat those with chronic pain.

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It is estimated that 4% of the Canadian population suffer from chronic pain (unexplained pain lasting more than 6 months). This equates to more than 250,000 people living in southern Ontario who would access medical services for the treatment of pain. Existing facilities in the region are backlogged with waiting times of 4-12 months.

The first group of emergency physicians recently completed the didactic portion of the pain management training program and is now completing their clinical rotation in our Toronto-area clinics. Plans are underway to open four additional sites in 2005 and expand the training program to allow more doctors to become qualified in this discipline.

HEALTHCARE CONSULTING

Over the years, we have developed significant experience in international and domestic healthcare consulting. Currently we are involved with several provincial governments, advising on a variety of issues related to primary care staffing, training and integrated service delivery models. We are also advising several aboriginal communities with regards to healthcare infrastructure and delivery issues. We rely on a broad network of industry professionals to augment our resident expertise. We thereby ensure that industry leading minds and experience are brought to bear in all situations.

Recent Developments

In May 2005, we announced an agreement with the Ontario Pharmacists’ Association  to create a program to provide temporary placement of pharmacists in pharmacies across the province.  We will be responsible for the recruitment, credentialing, placement and monitoring of the pharmacists

In May 2004, Public Works and Government Services Canada (PWGSC) re-tendered the contract under which we provided services to DND, which was set to expire March 31, 2005. We responded to the tender proposal and our bid was one of three considered by PWGSC. In December 2004 we learned that we were not successful in our bid to win a follow-on contract with DND. Our contractual relationship with the Canadian government for DND medical staffing services ended on March 31, 2005.

After learning that our bid was not successful, in January 2005 we launched a cdn $100,000,000 lawsuit against the winning bidder and a former employee of the Company. We believe that the successful bidder used confidential information obtained through the hiring of a former Med-Emerg employee to win the contract, and that the former Med-Emerg employee retained by the successful bidder breached his legal obligations by disclosing financial and other information confidential to us. On January 31, 2005, we filed a complaint with the Canadian International Trade Tribunal (CITT). The CITT is the administrative tribunal in Canada with the jurisdiction to conduct inquiries into complaints by potential suppliers concerning procurement by the federal government departments and agencies, including DND and PWGSC. In its submission to the CITT, we questioned the manner in which the Government of Canada’s procurement for the DND medical staffing contract, valued at cdn$448,810,965, was conducted, including the evaluation of its proposal submitted in response to the Request for Proposals. Specifically, we allege that PWGSC:

•	Awarded the contract to a bidder that did not meet the mandatory requirements of the bid;
•	Introduced unpublished evaluation criteria to the evaluation process; and
•	Failed to properly apply the published evaluation criteria.

In filing the complaint, we seek to terminate the contract award to the winning bidder, to have us awarded the contract, or in the alternative, to have a new bid process conducted. In the further alternative, we ask that we be compensated for lost profit on the contract and the costs associated with the filing of the complaint. The CITT accepted the complaint for inquiry on February 8, 2005. Subsequent to the commencement of the inquiry, PWGSC filed a motion to have the complaint dismissed on the grounds that the CITT did not have jurisdiction over a health services contract. The motion was denied. The CITT has until June 16, 2005 to rule on the complaint.

In June 2004, we issued 39,360,272 common shares as part of an equity financing (the “Financing”). As a condition of the Financing, Preference Shares, 50% of which were indirectly held by Dr. Zacharias, our CEO, were converted into 9,348,000 common shares. Preference share dividends, in the amount of $597,750, were forgiven. The preference shares were redeemable in 2006, for common shares then valued at $4,500,000. In addition to issuing the common shares, we also issued anti-dilution warrants (the “New Warrants”) to purchase our common shares at prices of either $0.50 per common share or $1.00 per common share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at US $0.50 per common share and $1.00 per common share that are currently outstanding. The exercise of the New Warrants is intended to allow the new investors and former preference shareholder to maintain their pro rata share of their equity position.

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During the first quarter of 2005 the terms of the common stock purchase warrants were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006. We have has also amended the terms of the warrants to provide that if our common stock closes at $.70 or greater for thirty consecutives trading days, we have the right to redeem the Warrants at $.01 per Warrant upon ten days prior notice.

Unless otherwise indicated, all reference to “Med-Emerg”, “us”, “our”, “we” and the “Company” includes: (i) Med-Emerg International Inc., (ii) its wholly-owned subsidiaries, Med-Emerg Health Centres Inc., Med-Emerg Elmvale Clinic Inc., YFMC Healthcare Inc., 927563 Ontario Inc., 927564 Ontario Inc., and CPM Health Centres Inc.; (iii) its indirect wholly-owned subsidiaries Med-Emerg Inc. and YFMC Healthcare (Alberta) Inc., which are wholly-owned by 927563 Ontario Inc. and YFMC Healthcare Inc. respectively. Our website is www.med-emerg.com. Our principal executive offices are located at 6711 Mississauga Road, Suite 404, Mississauga. Ontario L5N 2W3 Canada. Our telephone number is (905) 858-1368 and our wed site is www.med-emerg.com. Information contained on our web site is not a part of this prospectus.

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RISK FACTORS

An investment in our shares as offered in this prospectus involves a high degree of risk. The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will periodically update and supersede this information. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus as well as any other documents incorporated by reference into this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus and in other documents incorporated by reference into this prospectus.

Risks Related to our Company

We have incurred operating losses and have an accumulated deficit.

We incurred a CAN GAAP net loss attributable to common shareholders of $795,796 (on revenues of $48,447,687) during the year ended December 31, 2004, as compared to a CAN GAAP net loss of $1,709,656 (on revenues of $54,335,558)during the year ended December 31, 2003. As of December 31, 2004 we had an accumulated shareholders’ deficit of $68,320. We incurred CAN GAAP net loss attributable to common shareholders of $296,903 (on revenues of $3,079,432) during the quarter ended March 31, 2005, as compared to a CAN GAAP net loss of $147,566 (on revenues of $2,445,213) during the quarter ended March 31, 2004. As of March 31, 2005, we had an accumulated shareholders’ deficit of $365,223. There can be no assurance that we will operate profitably in the future.

Our resources may not be sufficient to manage our expected growth.

We anticipate a period of significant growth, which we expect to place a strain on our administrative, financial and operational resources. Our ability to manage staff and growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, install new management information and control systems and train, motivate and manage our employees. There can be no assurance that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. If we are unable to manage growth effectively, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected.

Provincial laws regarding the corporate practice of medicine may adversely affect our business.

Business corporations are legally prohibited in many Canadian provinces from providing or holding themselves out as providers of medical care. While we have structured our operations to comply with the corporate practice of medicine and the laws of Ontario and will seek to structure our operations in the future to comply with the laws of any province in which we plan to operate, there can be no assurance that, given varying and uncertain interpretations of such laws, we would be found to be in compliance with restrictions on the corporate practice of medicine in such province. If it is determined that we are in violation of applicable restrictions on the practice of medicine in any province in which we operate there could be a material adverse effect on our business if we were unable to restructure our operations to comply with the requirements of such province. Such regulations may limit the jurisdictions in which we can operate, thereby inhibiting our future expansion into potential markets in other jurisdictions.

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Government Contracts

During 2004, approximately 81% of our total revenues were derived from contracts with the Government of Canada of this amount, 80% or $39 million was attributed to our contract with DND, which was cancelled as of March 31, 2005. All of our contracts with governments, including the Canadian government, may be terminated or suspended by the government at any time, with or without cause. There can be no assurance that any contract with the government will not be terminated or suspended in the future.

Our company is exposed to professional liability.

Due to the nature of our business, we and the physicians and nurses who provide services on our behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The sources of potential liability in this regard include the alleged negligence of those physicians and nurses, which are under contract at hospitals and clinics. We currently maintain the following insurance policies related to professional liabilities: (i) cdn$5,000,000 aggregate per annum (cdn$5,000,000 limit per occurrence) with respect to general commercial liability; and (ii) cdn$4,000,000 aggregate per annum (cdn$2,000,000 limit per occurrence) with respect to errors and omissions caused by a negligent act, error or omission by us, or any person for whom we are legally liable, arising out of the conduct of our business. (iii) cdn$10,000,000 aggregate per annum (cdn$5,000,000 limit per occurrence) for medical malpractice caused by a negligent act, error or omission by us, or any person for whom we are legally liable. In addition, physicians staffed by us maintain their own malpractice insurance. To the extent such physicians may be regarded as agents of our company in the practice of medicine, there can be no assurance that a patient would not sue us for any negligence of such physicians. In addition, in the event that we become liable, there can be no assurance that our current insurance policy will be adequate to cover any such liabilities.

Government regulation.

The provision of medical services in Canada is for the most part under provincial jurisdiction. Currently provincial governments are responsible for paying physicians for the provision of insured services to residents of their province. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of the Company, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

Under a combination of statutory provisions, both Federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the provincial Schedule of Benefits. The Canada Health Act allows for cash contributions by the Federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

Continuing budgetary constraints at both the Federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead to significant reductions in government and other third party reimbursements for certain medical charges. The Company’s independent contracted physicians as well as the Company are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

We are dependent on our key employees.

Our success is largely dependent upon the efforts and abilities of Dr. Ramesh Zacharias, our Chief Executive Officer, Sidney Braun, our President and Chief Operating Officer, William Danis, our Chief Financial Officer and Dr. Donald Ross, our Vice President of Business Development. If we lost the services of any of Dr. Zacharias, Mr. Braun, Mr. Danis or Dr. Ross, our business could be materially adversely affected. We have not procured key-man Life insurance for any of our employees.

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Control by management and/or existing stockholders.

Our officers and directors own or have rights to acquire an aggregate of approximately 52.8% of the voting power of our capital stock. As a result, they will be in a position to exercise significant influence over the Company and the election of directors and otherwise essentially control the outcome of all matters requiring stockholder approval.

We are dependent on the proper functioning of our information systems.

Our company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Additionally, we rely on our information systems in managing our accounting and financial reporting. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business billing opportunities quickly, to maintain and clinical records reliably, to bill for services efficiently and to maintain our accounting and financial reporting efficiently.

We may experience additional losses through the financing of accounts receivables.

One of the services provided by our staffing solutions business is the collection of fees for services performed by our employees and sub-contractors. In the event that we do not collect these fees by the time payment is due to the physicians and nurses, we are nevertheless obligated to pay the physicians and nurses for the duties they have fulfilled. In practice, we use our working capital to finance the accounts receivable and pay the physicians and nurses. Historically, bad debts are less than 1% of gross billings since substantially all of the physician services billed to OHIP are for Ontario residents who are automatically covered by OHIP for the medical services performed. However, there can be no assurance that accounts receivables will ultimately be collected from OHIP and the hospitals. Accordingly, there can be no assurance we will not experience significant losses due to unpaid accounts receivables which we have financed.

We may need additional financing to achieve our growth strategy.

Additional financing may be required to continue to pursue our growth strategy. If we do not obtain additional financing when required, we may be required to modify, delay or abandon some or all of our expansion plans, which may have a material adverse effect on our business.

We are subject to litigation, which could result in substantial judgment or settlement costs.

Claims have been made against the Company for general damages, for breach of contract and in tort. It is possible that further claims will be made against the Company. The defense of these lawsuits may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business. In addition, an adverse determination or a substantial settlement could have a material adverse effect on our business, financial condition, results of operations, cash flow or future prospects.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

We are spending an increased amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations of the effectiveness of these systems by our independent auditors. We are currently documenting and testing our internal control systems and procedures and considering improvements that may be necessary in order for us to comply with the requirements of Section 404 by the end of 2006. This process will require us to hire additional personnel and outside advisory services and will result in additional accounting and legal expenses. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Accordingly, we may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation by our independent auditors. If we are not able to timely comply with the requirements set forth in Section 404, we might be subject to sanctions or investigation by regulatory authorities. Any such action could adversely affect our business and financial results.

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Moreover, because the new and changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

Competition in the Healthcare industry may adversely affect our revenues and market position.

The healthcare industry is highly competitive. We compete based on scope, qua1ity and cost of services provided. Many of our existing and potential competitors have substantially greater financial resources available to them. While management believes that it competes on the basis of the quality of its services, the larger resources of its competitors may give them certain cost advantages over us (e.g. in the areas of malpractice insurance, cost, savings from internal billing and collection and a broader scope of services). We also compete with various local physician groups which provide hospitals with emergency staffing alternatives.

Risk Related to investment in a Canadian corporation.

We are incorporated under the Ontario Business Corporations Act (“OBCA”) and our directors, controlling persons and officers as well as experts named herein, are residents of Canada, Israel or the UK. Moreover, substantial portions of our assets and the assets of such persons are located in Canada. As a result, it may be difficult to effect service of process within the United States upon our Company or such persons or to enforce, in United States federal or state courts, judgments against them obtained in such courts and predicated on the civil liability provisions of the United States federal or state securities laws.

Risks Related to the Market

There is a limited public market for our securities and there can be no assurance that a public trading market will continue.

Med-Emerg Common Stock and Purchase Warrants are quoted on the OTC Bulletin Board. Currently, there is no public trading market in Canada for our securities. There are no assurances that a public trading market for our securities in the United States will be obtained. In any event, because certain restrictions may be placed upon the sale of such securities unless such securities qualify for an exemption from the “penny stock” rules (such as being listed on NASDAQ) some brokerage firms will not effect transactions in common stock and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have a material adverse effect in developing or sustaining an market for such securities.

Currency Fluctuations may adversely affect our operating results.

Revenue denominated in Canadian dollars accounted for 100% of our revenue for the year ended December 31, 2004, 100% for the year ended December31, 2003, and 100% for the year ended December 31, 2002. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect our operating results. In the event that the Canadian dollar was materially devalued against the United States dollar, our operating results could be materially – adversely affected.

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We may fail to meet the expectations of our investors and analysts, which may cause the market price of our common stock to fluctuate or decline.

Analysts frequently issue reports based on the results of a single quarter. Our revenues and earnings have fluctuated significantly in the past, and we expect that they will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to depreciation of the market price of our common stock, which in turn may result in the loss of some or all of our shareholders’ investment. Factors that influence the fluctuating nature of our quarterly results include, without limitation:

•	the demand for our services;

•	any change in our ability to attract and retain medical professionals, consultants and customers;

•	the timing and significance of new services and products introduced by us and our competitors;

•	the level of services provided and prices charged by us and by our competition;

•	unexpected changes in operating expenses, such as a determination by the Canadian fiscal authorities that we must pay payroll taxes for our Canadian contract service providers and penalties for not having done so in the past; and

•	general economic factors.

These factors, many of which are beyond our control, substantially curtail your ability to predict our future performance based on our past performance, as do many of the other risks discussed in this prospectus. In addition, many companies that generate increasing revenues and earnings nevertheless experience devaluation of the market price of their publicly traded equities. We cannot assure you that even positive results of operations will not negatively affect the market price of our common stock.

Substantial Resales Of Our Common Stock Could Depress Our Stock Price.

The market price of our common stock could decline, perhaps significantly, as a result of resales of a large number of shares of common stock in the public market or even the perception that such resales could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part. In addition, we have a substantial number of options, warrants and other securities convertible into shares of common stock outstanding that may be exercised in the future. These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

Our board of directors may issue preferred stock and common stock, which could adversely affect the value of your securities.

Our certificate of incorporation authorizes the issuance of an unlimited number of shares of common stock and ‘blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our Board. Accordingly, our Board is empowered without stockholder approval, to issue an unlimited number of shares of common stock for any purpose without stockholder approval or issue preferred stock with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the relative voting power or other rights of the holders of our Common Shares. The issuance of our preferred stock or Common Shares may be used under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. We have no present intention to issue any shares of our preferred stock. However, there can be no assurance that we will not issue shares of our preferred stock or Common Shares in the future.

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We have not, and do not intend, to pay cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any dividend payments that we may make would be subject to Canadian withholding tax requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and be dependent upon our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

Penny Stock Regulation.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the United States Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.OO (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customers account In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special writtendetermination that the penny stock is a suitable investment for the purchaser and receive the purchasers written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

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USE OF PROCEEDS

      We are registering the shares of our common stock for the account of selling securityholders identified in the section of this prospectus entitled “Selling Securityholders.” We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. An aggregate of 18,593,746 shares of common stock offered by this prospectus are issuable only upon the exercise of common stock purchase warrants and options by the selling stockholders. Upon exercise of the common stock purchase warrants and options we could receive cash proceeds of up to $7,653,125 and $1,757,750, respectively. There can be no assurance any of these warrants and options will be exercised by the selling stockholders, that any of the underlying shares of common stock will be sold hereunder or that we will receive any proceeds from the common stock purchase warrants and options.

ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

In June 2004, we issued 39,360,272 shares of common stock as part of an equity financing (the “Financing”), which generated gross proceeds of $4,500,000 for us. As a condition of the Financing, Preference Shares, fifty percent (50%) of which were indirectly held by our Chief Executive Officer, Dr. Zacharias through 1245841 Ontario Ltd., were converted into 9,348,000 shares of common stock (“Financing Shares”), and Preference Share dividends, in the amount of $597,750, were forgiven. Immediately subsequent to the issuance of the Financing Shares, 4,348,000 shares of the Financing Shares were transferred to 1619271 Ontario Ltd. In addition to issuing the common stock, we also issued anti-dilution warrants (the “New Warrants”) to purchase our common stock at prices of either $0.50 per share or $1.00 per share. The exercise of the New Warrants is directly tied to the exercise of existing options and warrants at $0.50 per share and $1.00 per share that are currently outstanding.

During the first quarter of 2005 the terms of the common stock purchase warrants were amended, extending the expiry of these warrants from February 11, 2005 to February 11, 2006. We has also amended the terms of the purchase warrants to provide that if our common stock closes at $.70 or greater for thirty (30) consecutive trading days, we have the right to redeem the purchase warrants at $.01 per purchase warrant upon ten (10) days prior notice.

The selling stockholders that purchased shares and purchase warrants all represented that they had acquired the securities for investment purposes only and with no present intention of distributing those securities, except in compliance with all applicable securities laws. In addition, each of the selling stockholders represented that it qualified as an “accredited investor” as that term is defined in Rule 501 under the Securities Act of 1933.

As of December 31, 2004 we have granted options to acquire 1,825,000 shares of our common stock under our Stock Option Plan (“Plan”). Also, we have granted additional options to purchase 3,250,000 shares of our common stock outside our Plan. These options expire at various dates and have various exercise prices. A total of 5,075,000 shares of our common stock underlying these options are being registered by pursuant to this registration statement.

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SELLING STOCKHOLDERS

      The selling stockholders are offering pursuant to this prospectus, as indicated in the following table, an aggregate of 68,018,048 shares of our common stock.

      The term “selling stockholder” includes the stockholders listed below and their transferees, pledgees, donees or other successors. Except as provided below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. Each of the selling stockholders that is affiliated with a registered broker-dealer purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any plans to dispose of those shares.

     The following table assumes that the selling stockholders will sell all of the shares offered under this prospectus. However, because the selling stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders after the completion of such sales.

      The following table sets forth certain information as of May 27, 2005 with respect to certain selling stockholders. This information is based upon information provided by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date as of which they provided this information.

Selling Stockholder Name	Common Stock Number	Common Stock Underlying Common Stock Warrants and Options Number(1)	Total Common Stock Beneficially Owned Before Offering	Maximum Shares Offered Hereby Number	Shares of Common Stock Owned After Offering Number

Total	48,878,299	19,139,749	68,018,048	68,018,048	0

Koby Ofek(2)/*	15,778,625	4,182,976	19,961,601	19,961,601	0
Michael Sinclair(2)/*	6,251,349	1,657,295	7,908,644	7,908,644	0
Sidney Braun(2)(3)/*	1,250,000	1,581,388	2,831,388	2,831,388	0
Yosi Pinson(2)	1,165,554	309,000	1,474,554	1,474,554	0
East Kings RBS(2)(4)	211,898,	56,176	268,074	268,074	0
David Frost RBS(2)(5)	211,898	56,176	268,074	268,074	0
Albert Azoulai(2)	264,872	70,220	335,092	335,092	0
Avi Gabbay(2)	148,316	39,320	187,636	187,636	0
Yigal Solomon(2)	148,316	39,320	187,636	187,636	0
Amir Yorav(2)	148,316	39,320	187,636	187,636	0
David Morrison(2)	79,432	21,058	100,490	100,490	0
Andrew Fearon(2)	79,432	21,058	100,490	100,490	0
Kate Docherty(2)	52,974	14,044	67,018	67,618	0
Yoav Shnitzer(2)	148,316	39,320	187,636	187,636	0
Ran Artzi(2)	148,316	39,320	187,636	187,636	0
The Holding Co.(2)(6)	137,710	36,508	174,218	174,218	0
BXR1Holdings(2)(7)	2,208,241	585,427	2,793,668	2,793,668	0
1619271 Ontario Ltd.(2)(8)	4,348,000	1,152,698	5,500,698	5,500,698	0
Lillian Brachfeld(2)	2,185,413	579,375	2,764,788	2,764,788	0
Walt & Co.(2)(9)	4,370,827	1,158,750	5,529,577	5,529,577	0
David Kassie(2)	4,370,827	1,158,750	5,529,577	5,529,577	0
1245841 Ontario Inc.(10)(11)	5,169,667	1,931,250	7,100,917	7,100,917	0
Ramesh Zacharias(12)/*	—	1,700,000	1,700,000	1,700,000	0
William Thomson(13)	—	375,000	375,000	375,000	0
Donald Ross(14)/*	—	350,000	350,000	350,000	0
Damon Testaverde(15)	—	500,000	500,000	500,000	0
HT Arlinger(16)	—	646,000	646,000	646,000	0
Lewis MacKenzie(17)/*	—	150,000	150,000	150,000	0
Frank Baillie(18)	—	150,000	150,000	150,000	0
John Yarnell(19)/*	—	150,000	150,000	150,000	0
William Danis(20)/*	—	250,000	250,000	250,000	0
L. Greenspan (21)	—	100,000	100,000	100,000	0

Total	48,878,299	19,139,749	68,018,048	68,018,048	0

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*	Mr. Ofek is a director of the Company and Mr. Sinclair is the Chairman of the Board. Mr. Braun is a director and our President and Chief Operating Officer. Dr. Zacharius is our Chief Executive Officer and director. Mr. Ross is our Vice President of Business Development. Mr. MacKenzie and Mr. Yarnell are directors. Mr. Danis is our Chief Financial Officer.
(1)	Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(2)	Under the terms of a warrant (the “A Warrants”) certificate issued by us on June 15, 2004, the Holder has the right to acquire up to a certain number of additional shares of our common stock.

(i)	$0.50 per share on the basis of three (3) shares of our Common Stock for each share of common stock that is issued pursuant to the:

(A)	2,325,000 option currently outstanding, which entitle the holder to purchase common stock at $0.50 per share;

(B)	the 1,437,500 warrant currently outstanding which entitle the holder to purchase common stock at $0.50 per share (collectively hereinafter referred to as the “$0.50 Option Shares”); or

(ii)	$1.00 per share on the basis of three (3) shares of our common stock for each share of common that is issued pursuant to the 100,000 options currently outstanding for the purchase of common stock at $1.00 per share (the “$1.00 Option Shares”).

The terms of the A Warrants provide the Holder with the right to acquire additional common stock only if any of the $0.50 Option Shares or $1.00 Option Shares are issued. Although the A Warrants allow the Holder to purchase additional common stock within one year after exercise conditional upon the issuance of the $0.50 Option Shares or the $1.00 Option Shares, we have not included the number of shares issuable pursuant to the A Warrants in the number of common stock owned by the persons listed in the table noted above.

(3)	Includes Warrants to purchase 331,388 shares and option granted outside of our Plan to purchase 1,250,000 shares.

(4)	Michael Sinclair, Penny Sinclair, Michael Rosenberg and the Rosenberg Family each own 25% of EastKings RBS and share the voting and investment powers over such securities.

(5)	David Frost has voting and investment powers over such securities.

(6)	Lawrence Baker has voting and investment powers over such securities.

(7)	Albert Dov Reichmann has voting and investment powers over such securities.

(8)	Albert Dov Reichman has voting and investment powers over such securities.

(9)	Manfred Walt, a director of the Company, has voting and investment powers over such securities.

(10)	Dr. and Mrs. Zacharias have voting and investment powers over such securities. Dr. Zacharias, who is our Chief Executive Officer, disclaims beneficial ownership of shares and the B Warrants owned by his wife.

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(11)	Under the terms of a warrant (“B Warrant”) certificate issued by us on June 15, 2004, the Holder has the right to acquire up to a certain number of additional shares of our common stock.

(i)	$0.50 per share on the basis of one (1) share of our Common Stock for two (2) options issued pursuant to the:

(A)	2,325,000 option currently outstanding, which entitle the holder to purchase common stock at $0.50 per share;

(B)	the 1,437,500 warrant currently outstanding which entitle the holder to purchase common stock at $0.50 per share (collectively hereinafter referred to as the “$0.50 Option Shares”); or

(ii)	$1.00 per share on the basis of one share (1) share of our common stock for two (2) issued pursuant to the 100,000 options currently outstanding for the purchase of common stock at $1.00 per share (the “$1.00 Option Shares”).

The terms of the B Warrants provide the Holder with the right to acquire additional common stock only if any of the $0.50 Option Shares or $1.00 Option Shares are issued. Although the B Warrants allow the Holder to purchase additional common stock within one year after exercise conditional upon the issuance of the $0.50 Option Shares or the $1.00 Option Shares, we have not included the number of shares issuable pursuant to the B Warrants in the number of common stock owned by the persons listed in the table noted above.

(12)	Includes options granted under our Plan to purchase 700,000 shares and additional options granted outside our Plan to purchase 1,000,000 shares.
(13)	All options were granted under our Plan.
(14)	Includes options granted under our Plan to purchase 200,000 shares and additional options granted outside our Plan to purchase 150,000 shares.
(15)	All options were granted outside our Plan.
(16)	Includes options granted outside of our Plan to purchase 100,000 shares and 546,000 warrants.
(17)	All options were granted under our Plan.
(18)	All options were granted under our Plan.
(19)	All options were granted under our Plan.
(20)	Includes options granted under our Plan to purchase 100,000 shares and options granted outside our Plan to purchase 150,000.
(21)	All options were granted outside of our Plan

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PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock or purchase warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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      The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

LEGAL MATTERS

     Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York, will pass upon the validity of the shares of common stock for us in connection with this offering.

EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K as of and for the year ended December 31, 2004 have been so incorporated in reliance on the report of Schwartz, Levitsky, Feldman, LLP, chartered accountants, given on the authority of said firm as experts in auditing and accounting..

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “the Company believes,” “the Company intends,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

      Because the factors discussed in this prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supercede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on April 14, 2005;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 filed on May 16, 2005, March 31, 2004 filed May 13, 2004, June 30, 2004 filed on August 13, 2004 and September 30, 2004 filed on November 12, 2004;

3.	Reports on Form 8-K filed May 17, 2005, April 15, 2005, February 8, 2005 and January 25, 2005; and

4.	The description of our capital stock set forth in our Registration Statement on Form SB-2, filed July 31, 2002.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents, which are not specifically incorporated by reference therein. You should direct any requests for documents to the Chief Financial Officer at:

Med-Emerg International, Inc.
6711 Mississauga Road, Suite 404 Mississauga
Ontario Canada L5N 2W3.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information, which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

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     We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

68,018,048 Shares of Common Stock

of

Med-Emerg International, Inc.

May __, 2005

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee	$2,242
Legal fees and expenses	$20,000
Accounting fees and expenses	$0
Printing and miscellaneous expenses	$5,000
Total	$27,242

Item 15.	Indemnification of Directors and Officers.

The following sections describe the rights of directors or officers to indemnification under the Business Corporations Act (Ontario) (the “BCA”) or our corporate By-laws (the “By-laws”).

Pursuant to the BCA we may may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (collectively hereinafter referred to as a “Director”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment (collectively hereinafter referred to as “Costs”), reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate (collectively hereinafter referred to as “Proceedings”), if s/he fulfills the following conditions (the “Conditions”):

(a)	s/he acted honestly and in good faith with a view to our best interests; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, s/he had reasonable grounds for believing that his/her conduct was lawful.

Under the BCA we also may, with the approval of the court, indemnify a Director in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the Director is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the Conditions.

Under the BCA, a Director is also entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the Director in connection with the defence of any civil, criminal or administrative action or proceeding to which s/he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the Director,

(a) was substantially successful on the merits in his or her defence of the action or proceeding; and

(b) fulfils the Conditions.

Pursuant to both the BCA and the By-laws, we may purchase and maintain insurance for the benefit of a Director against any liability incurred:

(a) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation;

(b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

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Either we, or a Director, may apply to the court for an order approving an indemnity under the BCA and the court may so order and make any further order it thinks fit.

Our By-laws state that every director and officer shall, in exercising his or her powers and discharging his or her duties, act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of us, or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of our moneys, securities or effects shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of the office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

Our By-laws obligate us to indemnify a Director against all Costs reasonably incurred by him or her in respect of any Proceedings if s/he satisfies the Conditions. We shall also indemnify that person in such other circumstances as the Act or law permits or requires. Nothing in our By-laws limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of our By-laws.

INDEMNIFICATION AGREEMENTS

The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

Item 16.     Exhibits.

4.3	Specimen of Common Stock Certificate (1)

4.4	Specimen of Warrant Certificate (1)

5.1	Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (2)

10.1	Securities Purchase Agreement by and between the Registrant and the individuals or entities named therein, dated May 31, 2004 (2)

10.2	Preferred Share Repurchase Agreement between the Registrant and 1245841 Ontario Inc., dated May 31, 2004 (2)

10.3	Agreement between the Registrant and the Canadian Nurses Association, dated January 19, 2005 (2)

10.4	Registrant’s 1997 Stock Option Plan (1)

23.1	Consent of Schwartz, Levitsky, Feldman, Chartered Accountants (2)

23.3	Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (included in Exhibit 5.1) (2)

(1)	Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 (No. 333-21899) filed with the United States Securities and Exchange Commission and declared effective on February 4, 1998.

(2)	Filed herewith.

Item 17.     Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada on May 31, 2005.

MED-EMERG INTERNATIONAL, INC.

By: /s/Ramesh Zacharias
Ramesh Zacharias
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ramesh Zacharias, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael Sinclair	/s/ Jacob Ofek

Michael Sinclair	Jacob Ofek
Chairman of the Board	Director
DATE: May 31, 2005	DATE: May 31, 2005

/s/ Ramesh Zacharias	/s/ Lewis MacKenzie

Ramesh Zacharias	Lewis MacKenzie
Director, Chief Executive Officer	Director
DATE: May 31, 2005	DATE: May 31, 2005

/s/ John Yarnell	/s/ Manfred Walt

John Yarnell	Manfred Walt
Director	Director
DATE: May 31, 2005	DATE: May 31, 2005

/s/ Sidney Braun	/s/ William J Danis

Sidney Braun	William J Danis
President and Chief Operating Officer	Chief Financial Officer
DATE: May 31, 2005	DATE: May 31, 2005